EXHIBIT (N)



            Consent of Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Independent Registered Public Accounting Firm and Legal Counsel" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the inclusion of our report dated January 26, 2005 in this Registration Statement (Form N-2) and related Prospectus and Statement of Additional Information of Mount Yale Opportunity Fund, LLC, filed with the Securities and Exchange Commission in this Amendment No. 2 under the Securities Act of 1933 (Registration No. 333-120909) and in Amendment No. 3 under the Investment Company Act of 1940 (Registration No. 811-21635).


/s/ Ernst & Young LLP


Minneapolis, MN
May 31, 2005